Exhibit  23.1
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                         INDEPENDENT AUDITORS' CONSENTS


We consent to the incorporation by reference in Registration Statements Nos. 33-2226 and 333-98989 of SafeGuard Health Enterprises, Inc. on Form S-8 of our report dated February 17, 2003 (April 7, 2003 as to Note 9) on the financial statements of Health Net Dental, Inc. and of our report dated February 17, 2003 (April 7, 2003 as to Note 9) on the financial statements of Health Net Vision, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting
Standards No. 142, Goodwill and other Intangible Assets) appearing in this Current Report on Form 8-K/A of SafeGuard Health Enterprises, Inc., dated as of January 13, 2004.



Deloitte & Touche LLP

Los Angeles, California
January 13, 2004


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